UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 30, 2010

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Tessera Technologies, Inc.

(Exact name of Registrant as Specified in its Charter)

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Delaware	000-50460	16-1620029
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3025 Orchard Parkway San Jose, California 95134 (Address of Principal Executive Offices)
(408) 321-6000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Tessera Technologies, Inc., a Delaware corporation ("Tessera"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 30, 2010, among Tessera Santa Paula Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Tessera ("Merger Sub"), Siimpel Corporation, a Delaware corporation ("Siimpel"), and Shareholder Representative Services LLC, a Colorado limited liability company, as stockholders' agent, pursuant to which Merger Sub will be merged with and into Siimpel (the "Merger"), with Siimpel continuing as the surviving corporation and as a wholly-owned subsidiary of Tessera.

Pursuant to the Merger Agreement, Tessera will pay approximately $15 million in cash for all outstanding shares of Siimpel capital stock, inclusive of the expenses that Siimpel incurs in connection with the transaction and the repayment of certain outstanding indebtedness. Approximately $2 million of the merger consideration will be held in escrow and subject to forfeiture to satisfy indemnification obligations, if any, of the former stockholders of Siimpel.

The Merger is subject to various customary closing conditions, including the approval of the Merger Agreement by Siimpel's stockholders, and includes customary representations and warranties from Siimpel regarding its business.

A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 4, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 4, 2010

TESSERA TECHNOLOGIES, INC.

By:	/s/ Michael Anthofer

Name:	Michael Anthofer
Title:	Executive Vice President and Chief Financial Officer